Exhibit 6.1

BILL OF SALE

AMANDREA

Zayat Stables, LLC, the ''SELLER", hereby agrees to sell to MyRacehorse.com, the "BUYER", who hereby agrees to purchase from the SELLER, the remaining Forty-five percent (45%) interest in the 2016 Dk. B or br. "FILLY,' named Amandrea (by Paynter out of Courageous Julie by Pioneer of the Nile) for the sum of Eleven-thousand, two-hundred and fifty Dollars ($11,250 US). Base price of $25,000.

1.	SALE: The SELLER hereby agrees to sell the FILLY and the BUYER hereby agrees to purchase the FILLY on the following terms and conditions:

2.	WARRANTY: The SELLER warrants that he is the owner of the FILLY and has the necessary right and title to sell and convey the FILLY and that the said FILLY is free, clear of any liens and encumbrances. BUYER purchases the FILLY on an "as is" basis, where is, with all faults basis and understands no guarantees exist for suitability for any purpose.

3.	VETERINARY AND PHYSICAL INSPECTION: Both BUYER and SELLER agree that the FILLY has been inspected to BUYER’S satisfaction.

4.	COMMISSION: NIA.

5.	RISK OF LOSS/OWNERSHIP: Shall pass to BUYER upon payment in full to SELLER.

6.	PAYMENT: payable via wire transfer.

IN WITNESS WHEREOF, the SELLER and BUYER have executed this Bill Of Sale on the date set forth opposite the name of each.